Exhibit (a)(10)

CONTACT:

Playtika Holding

Corp.

Investor Relations

ir@playtika.com

www.playtika.com

Playtika Provides Update on Shares Tendered to Date in its Tender Offer for its Common Stock

HERZLIYA, Israel, October 3, 2022 — Playtika Holding Corp. (NASDAQ: PLTK) (“Playtika”), a mobile gaming entertainment and technology market leader with a portfolio of multiple game titles, today provided an update on the number of shares of Playtika’s issued and outstanding common stock, par value $0.01 per share (each, a “Share,” and collectively, “Shares”) tendered to date in its previously announced tender offer for the purchase of up to 51,813,472 Shares at a price of $11.58 per Share.

Playtika has conducted the tender offer in accordance with the terms and subject to the conditions described in the offer to purchase, dated August 29, 2022, the related letter of transmittal and other related materials, as each may be amended or supplemented from time to time.

As of 4:00 p.m., New York City Time, on Monday, October 3, 2022, the depositary for the tender offer has reported to Playtika that approximately 245,893,452 Shares had been validly tendered and not properly withdrawn.

The tender offer is scheduled to expire one minute after 11:59 P.M., New York City Time, on Monday, October 3, 2022, unless the tender offer is extended or terminated. Playtika has not and will not accept any tendered Shares for payment until after the tender offer expires.

The tender offer is not conditioned on a minimum number of Shares being tendered. The tender offer is subject to certain terms and conditions, including that it may be amended or terminated by Playtika under certain circumstances, which are described in detail in the offer to purchase. Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the offer to purchase, the related letter of transmittal and other related materials, which have been mailed to stockholders of record.

As previously announced, in connection with the commencement of the tender offer, Playtika’s controlling stockholder group, Playtika Holding UK II Limited, Alpha Frontier Limited, Shanghai Cibi Business Information Consultancy Co., Ltd., Shanghai Jukun Network Technology Co., Ltd., Giant Network Group Co., Ltd., Giant Investment Co., Ltd., Yuzhu Shi, Hazlet Global Limited, Equal Sino Limited and Jing Shi (collectively, the “Giant/Alpha Group”) entered into that certain Tender Agreement, dated as of August 26, 2022 (the “Tender Agreement”) with Playtika, which requires, among other things, that the Giant/Alpha Group tender at least 211,711,155 Shares in the tender offer and not withdraw such Shares except as permitted under the terms of the Tender Agreement, including the right to withdraw such number of Shares as may be necessary (1) to result in tendering such Shares as will result in $323 million in gross proceeds payable to the Giant/Alpha Group, and (2) to maintain an ownership of 51.7% on a fully diluted basis after the tender offer.

None of Playtika, the members of its Board of Directors (or any committee thereof), the information agent, the depositary or any of Playtika’s other representatives or advisors for the tender offer or any representatives or advisors of any of the foregoing for the tender offer makes any recommendation as to whether or not any stockholder should participate in the tender offer.

D.F. King & Co., Inc. is serving as the information agent for the tender offer and American Stock Transfer & Trust Company, LLC is serving as the depositary. For all questions relating to the tender offer, please contact the information agent, D.F. King & Co., Inc. at playtika@dfking.com or call toll-free at (877) 871-1741.

About Playtika

Playtika is a mobile gaming entertainment and technology market leader with a portfolio of multiple game titles. Founded in 2010, Playtika was among the first to offer free-to-play social games on social networks and, shortly after, on mobile platforms. Headquartered in Herzliya, Israel, and guided by a mission to entertain the world through infinite ways to play, Playtika has employees across offices worldwide.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only. It is not a recommendation to buy or sell Shares or any other securities of Playtika, and is neither an offer to purchase nor a solicitation of an offer to sell Shares.

Playtika has filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and related materials. The tender offer will only be made pursuant to the offer to purchase, the related letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. Stockholders should read carefully the offer to purchase, the related letter of transmittal and other related materials because they contain important information, including the various terms of, and conditions to, the tender offer.

Stockholders are able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, the related letter of transmittal and related materials at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (877) 871-1741.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the completion, timing and size of the tender offer. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Further, statements that include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “present,” “preserve,” “project,” “pursue,” “will,” or “would,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•

Playtika’s ability to complete the tender offer, including Playtika’s ability to satisfy the conditions to the tender offer and the number of Shares Playtika is able to purchase pursuant to the tender offer;

•	Playtika’s ability to achieve the benefits contemplated by the tender offer;

•	Any adverse impact that the tender offer may have on Playtika and the trading market for Playtika’s common stock;

•

Playtika’s reliance on third-party platforms, such as the iOS App Store, Facebook, and Google Play Store, to distribute Playtika’s games and collect revenues, and the risk that such platforms may adversely change their policies;

•	Playtika’s reliance on a limited number of games to generate the majority of its revenue;

•	Playtika’s reliance on a small percentage of total users to generate a majority of its revenue;

•	Playtika’s free-to-play business model, and the value of virtual items sold in Playtika’s games, is highly dependent on how Playtika manages the game revenues and pricing models;

•	Playtika’s inability to complete acquisitions and integrate any acquired businesses successfully could limit its growth or disrupt its plans and operations;

•	Playtika may be unable to successfully develop new games;

•	Playtika’s ability to compete in a highly competitive industry with low barriers to entry;

•	Playtika has significant indebtedness and is subject to the obligations and restrictive covenants under its debt instruments;

•	the impact of the COVID-19 pandemic on Playtika’s business and the economy as a whole;

•	the impact of an economic recession or periods of increased inflation, and any reductions to household spending on the types of discretionary entertainment that Playtika offers;

•	Playtika’s controlled company status;

•	changes in the financial situation or liquidity requirements of, or regulatory rules or requirements applicable to, Playtika’s controlling stockholder group;

•	the number of Shares that the Giant/Alpha Group will tender;

•	legal or regulatory restrictions or proceedings could adversely impact Playtika’s business and limit the growth of Playtika’s operations;

•

risks related to Playtika’s international operations and ownership, including Playtika’s significant operations in Israel, Ukraine and Belarus and the fact that Playtika’s controlling stockholder group includes a Chinese-owned company;

•	Playtika’s reliance on key personnel;

•	security breaches or other disruptions could compromise Playtika’s information or its players’ information and expose Playtika to liability; and

•	Playtika’s inability to protect its intellectual property and proprietary information could adversely impact Playtika’s business.

Additional factors that may cause future events and actual results, financial or otherwise, to differ, potentially materially, from those discussed in or implied by the forward-looking statements include the risks and uncertainties discussed in Playtika’s filings with the SEC. Although Playtika believes that the expectations reflected in the forward-looking statements are reasonable, Playtika cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur, and reported results should not be considered as an indication of future performance. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Except as required by law, Playtika undertakes no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in Playtika’s expectations.